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EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               TOLL BROTHERS, INC.

         TOLL BROTHERS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company") DOES HEREBY CERTIFY THAT:

         FIRST: At a meeting of the Board of Directors of the Company held on December 16, 2004, the Board of Directors of the Company adopted resolutions that declared advisable and recommended to the stockholders of the Company the following amendment to the Company's Certificate of Incorporation and directed that said amendment be submitted to the Company's stockholders for their consent and approval at the Annual Meeting of Stockholders on March 17, 2005. The amendment amends Article Four of the Company's Certificate of Incorporation to read in its entirety as follows:

                  "Article Four
                   ------------

                  The corporation is authorized to issue 201,000,000 shares of capital stock, consisting of two (2) classes of stock, to wit:

                         (a) Common Stock. The total number of shares of Common
                  Stock which the corporation shall have authority to issue is Two Hundred Million (200,000,000) shares and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to Two Million Dollars ($2,000,000).

                         (b) Preferred Stock. The total number of shares of
                  Preferred Stock which the corporation shall have authority to issue is One Million (1,000,000), and the par value of each such share is One Cent ($.01) amounting in the aggregate to Ten Thousand Dollars ($10,000).


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                  The Board of Directors is authorized, subject to the
         limitations prescribed by law and the provisions of this Article Four, to provide by adopting a resolution or resolutions, a certificate of which action shall be filed and recorded in accordance with the General Corporation Law of the State of Delaware, for the issuance of the Preferred Stock in one or more series, each with such designations, powers, preferences and rights of the shares, and the qualifications, limitations or restrictions thereof.

                  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock."

         SECOND: At the Annual Meeting of Stockholders on March 17, 2005, held pursuant to the notice required by Section 222 of the Delaware General Corporation Law, not less than a majority of the outstanding shares of stock entitled to vote thereon approved the foregoing amendment to the Company's Certificate of Incorporation.

         THIRD: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this certificate to be signed, under penalty of perjury, by Joseph R. Sicree, its Vice President, and attested by Michael I. Snyder, its Secretary, on June 9, 2005, and does confirm that this Certificate of Amendment is the act and deed of the Company and that the statements made herein are true.

                                                   TOLL BROTHERS, INC.
                                                   By: Joseph R. Sicree
                                                       Joseph R. Sicree
                                                       Vice President
Attest:


By: Michael I. Snyder
    ----------------------------
    Michael I. Snyder, Secretary

         (Corporate Seal)

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